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                                                                    EXHIBIT 99.1

                                                      Contact:   Jack Clegg, CEO
                                                                  (484) 947-2000

For Immediate Release

             NOBEL LEARNING COMMUNITIES, INC. AND KNOWLEDGE UNIVERSE

              JOIN FORCES TO AUGMENT NLCI'S FUTURE GROWTH POTENTIAL

West Chester, PA, March 13, 2003 -- Nobel Learning Communities, Inc. (NASDAQ:NLCI), a for-profit provider of education and school management services for the pre-elementary through 12/th/ grade market, announced that as part of an agreement for Knowledge Universe (KU) to join NLCI's Board of Directors, KU will provide a $5,000,000 loan to the Company and the Board of Directors of NLCI have approved that KU can purchase in the open market an additional 10% of the Company's outstanding shares (currently estimated at 750,000). The $5,000,000 loan will be subordinated debt at 11% with 250,000 warrants at $5.00/share.

Steve Fink, Vice Chairman of Knowledge Universe, and Joe Harch, investment banking consultant to KU will be nominated for the Board of Directors with Jack Clegg, current Chairman/CEO of NLCI. Mr. Clegg stated that he believes it is very positive that Nobel Learning Communities' largest shareholder has decided to join the Board, will infuse capital into the Company, and intends to take a larger ownership position. The slate of directors (Clegg, Fink, Harch) will be nominated for election at the Company's annual meeting on April 2, 2003.

Nobel Learning Communities, Inc. operates 179 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI's filings with the SEC.

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